Exhibit 24

                    TURNER, JONES AND ASSOCIATES, P.L.L.C.
                      Certified Public Accountants
                   108 Center Street, North, 2nd Floor
                      Vienna, Virginia 22180-5769


As independent auditors of Environmental Energy Services, Inc., we hereby consent to the incorporation of our report dated April 5, 2003, relating to the consolidated balance sheet of Environmental Energy Services, Inc. and subsidiaries as of December 31, 2002, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years ended December 31, 2002 and 2001 in the Form 10-KSB of Environmental Energy Services, Inc. for the year ended December 31, 2002.

/s/ Turner, Jones and Associates, P.L.L.C.
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Vienna, Virginia
May 23, 2003